Exhibit 10.11

SECOND CONVERTIBLE AND SUBORDINATED LOAN AGREEMENT

among

I.I.I.-INDUSTRIAL INVESTMENTS INC.

as Borrower.

USINAS SIDERURGICAS DE MINAS GERAIS S/A – USIMINAS

as Lender,

and

ZOOMPART HOLDING S.A.

Dated as of August 18, 2005

SECOND CONVERTIBLE AND SUBORDINATED LOAN AGREEMENT

This Second Convertible and Subordinated Loan Agreement (the “Agreement”), dated as of August 18, 2005, is made among;

I.I.I.-INDUSTRIAL INVESTMENTS INC. (“I.I.I.” or the “Borrower”), a company organized under the laws of the British Virgin Islands;

USINAS SIDERURGICAS DE MINAS GERAIS S/A – USIMINAS (“Usiminas” or the “Lender”), a company organized under the laws of Brazil; and

ZOOMPART HOLDING S.A (“Zoompart”), a company organized under the laws of the Grand Duchy of Luxembourg.

W I T N E S S E T H

WHEREAS:

A.	The Borrower, the Lender and Zoompart are parties to a certain Convertible and Subordinated Loan Agreement dated as of August 4, 2005 (the “Convertible and Subordinated Loan Agreement”)

B.	On the date hereof (the “Disbursement Data”), the Lender has caused to be transferred to the Borrower an amount equal to fourteen million one hundred three thousand two hundred and thirty two U.S. Dollars with forty cents (US$ 14,103,232,40) (the “Disbursement”),

C.	The Borrower and the Lender have agreed that the Disbursement would be subject to the terms of a convertible and subordinated loan agreement to be in substantially the terms of the Convertible and Subordinated Loan Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

ARTICLE I

DEFINITIONS

1.01. Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to them in Appendix A (such meanings to be equally applicable to both the singular and the plural form of the terms defined).

1.02. Interpretation. In this Agreement and in the Appendix A hereto, unless the context otherwise requires:

(a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(b) unless otherwise specified, references to Articles, Sections, Schedules, Exhibits and Appendices are references to Articles, Sections, Schedules, Exhibits, and Appendices to, this Agreement;

(c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein; and

(d) references to any party to this Agreement or any other document or agreement shall include its successors or permitted assigns.

ARTICLE II

AMOUNT AND TERM OF THE LOAN

2.01. Making the Loan. (a) On the date hereof, the Borrower shall issue to the Lender a Convertible Debt Instrument, in the aggregate principal amount of US$ 14,103,232.40 evidencing the obligation of the Borrower to repay such aggregate principal amount and interest thereon under this Agreement (the “Loan”), which obligation the Borrower is incurring as consideration for the Disbursement. Accordingly, the Lender shall not disburse any funds to the Borrower under this Agreement.

(b) The Loan shall constitute a part of the Initial Capital Contribution required to finance the acquisition of shares of stock of Hylsamex under the Mexican Offer.

2.02. Repayment of Principal. Subject to the provisions of Sections 2.09 and 2.10, the Borrower shall repay the principal of the Loan outstanding hereunder in full on August 17, 2011 (the “Maturity Date”).

2.03. Payment of Interest. Subject to the provisions of Section 2.09, the Borrower shall pay interest on the unpaid principal amount of the Loan from the Disbursement Date until such principal amount shall have been repaid in full at a rate equal to LIBOR. All accrued interest shall be due and payable on the Maturity Date.

2.04. Prepayments. The Borrower may not prepay the Loan in whole or in part unless with the prior written consent of the Lender.

2.05. Currency and Place of Payment. The Borrower shall make each payment hereunder in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim, not later than 10:00 AM (New York City time) on the day when due at such bank or banks in New York City, United States of America as the Lender may from time to time designate in writing to the Borrower.

2.06. Conversion of the Loan. (a) Notwithstanding any other provision of this Agreement, prior to the Zoompart Accession, the Lender may, at the Lender’s sole election and at its sole discretion, require the Borrower to issue, and the Borrower shall then issue to such Lender, voting shares of the Borrower (the “Borrower Shares”) in lieu of payment of all or any portion of the principal amount of the Loan then outstanding and/or interest accrued thereon whether or not then due and payable, by delivering written notice to the Borrower, on the earliest of (i) the Maturity Date, or (ii) in case an event of default under the Credit Agreement occurs and is continuing for a period exceeding thirty (30) days, on the date that is the thirty first day after the occurrence of such event, it being understood that in case an event of default under the Credit Agreement occurs and is continuing for a period exceeding thirty (30) days, on the date that is the thirty first day after the occurrence of such event, the Borrower shall so notify to the Lender in writing.

(b) The number of Borrower Shares that shall be issued shall be equal to (x) the principal amount of the Loan outstanding (plus, if applicable, interest accrued thereon) that the Lender elects to convert, divided by (y) the Conversion Price.

(c) The Borrower shall obtain all corporate authorizations and approvals and all authorizations and approvals of, and take all other actions required to be taken by, any applicable governmental authority or regulatory body and shall give all notices to, and make all filings with, any such governmental authority or regulatory body, that may be required in connection with the issuance of any Borrower Shares hereunder. The Borrower shall pay all transfer and similar taxes and other governmental charges attributable to any issuance of any Borrower Shares hereunder.

(d) The Borrower shall not be required to issue fractional Borrower Shares hereunder, although it may do so in its sole discretion. If any fraction of a Borrower Share would, except for the provisions of this clause, not be issuable hereunder, the Borrower shall pay to the Lender an amount in cash equal to the Conversion Price, multiplied by such fraction, computed to the nearest whole cent.

2.07. Taxes. All payments under this Agreement by or on behalf of the Borrower (including, without limitation, payments of principal and interest) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, tariffs, duties, assessments, deductions, withholdings or other charges (collectively, “Taxes”), excluding Taxes imposed on the overall net income of the Lender, and franchise taxes imposed on it in lieu of net income Taxes, by the jurisdiction of the Lender or any political subdivision thereof other than Taxes on net income or franchise taxes imposed on such Lender solely as a result of entering into this Agreement and receiving payments hereunder (all such excluded Taxes are hereinafter referred to as “Excluded Taxes”). If any Taxes (other than any Excluded Taxes) are required to be withheld or deducted from any amount payable to the Lender under this Agreement, then the amount so payable shall be increased to the amount which, after withholding or deducting from such increased amount of all Taxes (other than any Excluded Taxes) required to be withheld or deducted therefrom, will yield to the Lender the amount stated to be payable under this Agreement. The Borrower shall deliver to the Lender receipts (or certified copies thereof) for all Taxes withheld or deducted from or paid with respect to payments made by the Borrower hereunder.

2.08. Default Interest; Expenses. The Borrower covenants that if it defaults in the payment of any amount of principal of the Loan hereunder on the Maturity Date, the Borrower shall pay interest upon the overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to Section 2.03, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of the Lender resulting from such default, including the reasonable compensation, expenses, disbursements of the Lender and its counsel. The Borrower shall pay any such default interest and any other amounts pursuant to this Section 2.08 on demand.

2.09. Subordination. Capitalized terms used in this Section but not otherwise defined in this Agreement or in this Section shall have the meanings ascribed to them in the Credit Agreement.

(a) All payment obligations of the Borrower hereunder (whether for principal, interest or otherwise) (the “Subordinated Obligations”) are and shall be expressly subordinated and subject in right of payment to the prior indefeasible repayment in full of all the obligations of the Borrower now or hereafter existing under the Credit Agreement (the “Senior Obligations”) (which, as used herein, shall include without limitation the obligations to pay principal and interest on such Senior Obligations, and all commissions, fees, indemnities, prepayment premiums and other amounts payable to the Administrative Agent or any lenders or sureties (such lenders or sureties, the “Senior Lenders”), agents or trustees under any Loan Documents with respect to such Senior Obligations, and post-petition interest and post-petition attorneys’ fees and costs, whether or not allowable in bankruptcy, in each case to the extent such items constitute Senior Obligations).

(b) The Borrower and the Lender hereby agree that no payment or prepayment shall be made by or on behalf of the Borrower for or on account of any Subordinated Obligations, and the Lender shall not ask, demand, sue for, take or receive from the Borrower, directly or indirectly, in cash, other property, or any rights or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Obligations, unless and until the Senior Obligations shall have been indefeasibly repaid in full in cash.

(c) In the event of (i) any insolvency or bankruptcy case or proceeding in connection therewith, relative to the Borrower or to its creditors as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Borrower, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Borrower, then and in any such event the Senior Lenders shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Obligations or under the Credit Agreement before the Lender shall be entitled to receive any payment on account of the Loan (whether in respect of principal, interest premium, fees, indemnities, commissions or otherwise) and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Loan in any such case, proceeding, dissolution, liquidation or other winding up or event shall instead be paid or delivered to the Senior Lenders for application to the Senoir Obligations, whether or not due, until the Senior Obligations shall have first been fully paid and satisfied in cash.

(d) If any event of default (or event or condition that with the giving of notice or passage of time or both would constitute an event of default) shall have occurred and be continuing under the Credit Agreement, then no payment shall be made by the Borrower on or in respect of the Loan, unless and until such event of default, event or condition shall have been remedied or waived.

(e) In the event that the Lender receives on account or in respect of the Loan or otherwise after the occurrence and during the continuance of an event of default under the Credit Agreement any distribution of assets by the Borrower or payment by or on behalf of the Borrower of any kind or character, whether in cash, securities or other property, such receipts shall be received in trust for the benefit of the Senior Lenders, shall be segregated from other funds and property held by the Lender and shall be forthwith paid over to the Administrative Agent under the Credit Agreement for the account of the Senior Lenders in the same form as so received (with any necessary endorsement or assignment) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the repayment or prepayment of the Senior Obligations. In the event of failure of the Lender to make any such endorsement or assignment, the Senior Lenders irrevocably are authorized and empowered by and on behalf of the Lender to make the same.

(f) The Lender (i) irrevocably authorizes and empowers (without imposing any obligation on) Senior Lenders (or their agents, attorneys or trustees) to demand, sue for, collect, receive and receipt for all payments and distributions on or in respect of its Subordinated Obligations which are required to be paid or delivered to the Senior Lenders, as provided herein, and to file and prove all claims therefore and take all such other action, in the name of the Lender or otherwise, as Senior Lenders may determine to be necessary or appropriate for the enforcement of the subordination terms contained in this Agreement, (ii) irrevocably authorizes and empowers (without imposing any obligation) Senior Lenders (or their agents, attorneys or trustees) to vote the Subordinated Obligations (including, without limitation, voting the Subordinated Obligations in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower) and (iii) agrees to execute and deliver to Senior Lenders all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by Senior Lenders in order to enable Senior Lenders to enforce all claims upon or in respect of the Subordinated Obligations.

(g) The Lender agrees, for the benefit of each Senior Lender, that they will give each Senior Lender prompt notice of any default by the Borrower in respect of the Subordinated Obligations.

(h) Until the repayment in full of the Senior Obligations, the Lender shall not transfer, sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Obligations, unless such transfer, sale, assignment, pledge, encumbrance or disposition is made with the prior written consent of the Administrative Agent under the Credit Agreement.

(i) No failure on the part of Senior Lenders and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by Senior Lenders, nor shall any single or partial exercise of any right, remedy or power hereunder, preclude any other or future exercise of Senior Lenders of any other right, remedy or power. Each and every right, remedy and power granted to Senior Lenders, or allowed Senior Lenders by law or other agreement shall be cumulative and not exclusive, and may be exercised by Senior Lenders, from time to time.

(j) Without in any way limiting the generality of the foregoing paragraph, at any time, without the consent of or notice to the Lender, without incurring responsibility or liability to the Lender and without impairing or releasing the subordination provided herein or the obligations hereunder of the Lender, the Senior Lenders may do any one or more of the following: (i) change the manner, place or terms of payment of or extended the time of payment of, or renew or alter, Senior Obligations or any collateral security or guaranty therefor, or otherwise amend or supplement in any manner Senior Obligations or any instruments evidencing the same or any agreement under which Senior Obligations are outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations; (iii) release any Person liable in any manner for the Senior Obligations; and (iv) exercise or refrain from exercising any rights against the Borrower and any other Person. The Lender unconditionally waives notice of the incurring of Senior Obligations or any part thereof.

(k) The Lender, at its own cost, shall take any further action as the Senior Lenders may reasonably request in order to carry out more fully the intent and purpose of the Subordination Terms.

2.10. Zoompart Accession. Notwithstanding any other provision of this Agreement, if at any time prior to the Maturity Date, either (i) the Zoompart Succession occurs or (ii) Zoompart enters into a firm commitment underwriting agreement with an independent underwriter for the sale of shares, or other securities evidencing shares, of its capital stock (the “Zoompart Stock”) on any regulated market (such transaction, the “IPO” and such date, the “IPO Date”), then on the Zoompart Succession Date or the IPO Date, as applicable, the Borrower shall automatically assign to Zoompart, and Zoompart shall automatically assume, all of the Borrower’s rights and obligations hereunder (including, for the avoidance of doubt, those set forth in Section 2.09 herein), and the Borrower shall be automatically released from its obligations to the Lender hereunder (the “Zoompart Accession”), it being understood that upon the occurrence of the Zoompart Accession, Zoompart shall have a debt owing to the Lender, and the Borrower shall have a debt owing to Zoompart, in each case equal to the principal amount of the Loan then outstanding plus interest accrued thereon. The Lender hereby expressly consents to the Zoompart Accession.

(a) (i) After the Zoompart Accession (regardless of whether the Zoompart Accession has occurred as a result of the IPO or not), on the date on which shares of the Zoompart Stock are delivered to the underwriters for the IPO (the “IPO Settlement Date”), Zoompart shall deliver to the Lender shares of the Zoompart Stock in lieu of payment of the principal amount of the Loan then outstanding plus interest accrued thereon whether or not then due and payable;

(ii) The number of shares of Zoompart Stock to be delivered to the Lender shall be equal to (x) the principal amount of the Loan outstanding as of the IPO Date, plus interest accrued thereon, divided by (y) the net purchase price per share of the Zoompart Stock paid to Zoompart by the underwriters of the IPO (the “IPO Price”).

(iii) Zoompart shall obtain all corporate authorizations and approvals and all authorizations and approvals of, and take all other actions required to be taken by, any applicable governmental authority or regulatory body and shall give all notices to, and make all filings with, any such governmental authority or regulatory body, that may be required in connection with the delivery of any Zoompart Stock hereunder.

(iv) Zoompart shall not be required to deliver fractional shares hereunder, although it may do so in its sole discretion. If any fraction of a share of Zoompart Stock would, except for the provisions of this clause, not be deliverable hereunder, Zoompart shall pay to the Lender an amount in cash equal to the IPO Price, multiplied by such fraction, computed to the nearest whole cent.

(v) On the IPO Settlement Date, the Borrower shall issue to Zoompart, in cancellation of the Borrower’s debt to Zoompart resulting from the occurrence of the Zoompart Accession, that number of voting shares of the Borrower resulting from dividing the principal amount of the Loan outstanding as of the IPO Date, plus interest accrued thereon, by the price per share of the Borrower as will be determined by mutual agreement between Zoompart and the Borrower (which price per share of the Borrower may not be less than the par value per share of the Borrower). Section 2.06(c) and 2.06(d) shall apply mutatis mutandis to the issuance of shares of the Borrower pursuant to this provision.

(b) If the Zoompart Accession has occurred but the IPO does not occur prior to the Maturity Date, on the Maturity Date the Borrower shall issue to Zoompart, in cancellation of the Borrower’s debt to Zoompart resulting from the occurrence of the Zoompart Accession, that number of voting shares of the Borrower resulting from dividing the principal amount of the Loan outstanding as of the Maturity Date, plus interest accrued thereon, by the price per share of the Borrower as will be determined by mutual agreement between Zoompart and the Borrower (which price per share of the Borrower may not be less than the par value per share of the Borrower). Sections 2.06(c) and 2.06(d) shall apply mutatis mutandis to the issuance of shares of the Borrower pursuant to this provision.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01. Representations and Warranties of the Borrower and Zoompart to the Lender. The Borrower and Zoompart (collectively, the “Companies”) -each severally and with respect to itself only- make the following representations and warranties to the Lender:

(a) Organization. Each of the Companies is a company or a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation.

(b) Enforceability. This Agreement has been duly authorized, executed and delivered by each of the Companies and constitutes the valid and legally binding obligation of each of the Companies enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights generally and general equity principals.

(c) Authorization; Non-contravention. Each of the Companies has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of the Companies, the performance by each of the Companies of its obligations hereunder and the consummation by each of the Companies of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of the Companies, and do not contravene or constitute a default under (x) any provision of applicable law or regulation, (y) the memorandum of association, the articles of association, the articles of incorporation or by-laws of each of the Companies or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon each of the Companies.

(d) Shares. All shares of the Borrower that may be issued upon the conversion of the principal amounts outstanding under the Loan hereunder and/or interest accrued thereon will, upon issuance, be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from any and all liens, charges, security interests or other encumbrances.

All shares of stock of Zoompart that may be delivered pursuant to Section 2.10 hereunder will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from any and all liens, charges, security interests or other encumbrances.

3.02. Representations and Warranties of the Borrower to Zoompart. The Borrower makes the following representations and warranties to Zoompart:

(a) Organization. The Borrower is a company duly organized and validly existing under the laws of its jurisdiction of incorporation.

(b) Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes the valid and legally binding obligation of the Borrower enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights generally and general equity principles.

(c) Authorization; Non-contravention. The Borrower has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Borrower, the performance by the Borrower of its obligations hereunder and the consummation by the Borrower of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Borrower, and do not contravene or constitute a default under (x) any provision of applicable law or regulation, (y) the memorandum of association or the articles of association of the Borrower or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower.

(d) Shares. All shares of the Borrower that may be issued pursuant to Section 2.10 hereunder will, upon issuance, be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from any and all liens, charges, security interests or other encumbrances.

3.03. Representations and Warranties of the Lender. The Lender makes the following representations and warranties to each of the Borrower and Zoompart:

(a) Organization. The Lender is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation.

(b) Enforceability. This Agreement has been duly authorized, executed and delivered by the Lender and constitutes the valid and legally binding obligation of the Lender enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights generally and general equity principles.

(c) Authorization; Non-contravention. The Lender has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Lender, the performance by the Lender of its obligations hereunder and the consummation by the Lender of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Lender, and do not contravene or constitute a default under (x) any provision of applicable law or regulation, (y) the articles of incorporation or by-laws of the Lender or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Lender.

ARTICLE IV

MISCELLANEOUS

4.01. Effectiveness. This Agreement shall come into full force and effect upon its execution and delivery by each of the parties named on the signature pages hereof.

4.02. Amendments. Any amendment of any provision of this Agreement shall be in writing and signed by the parties hereto. Until the Senior Obligations have been repaid in full, neither the Lender nor the Borrower shall without the prior written consent of the Administrative Agent under the Credit Agreement, amend or waive any provision of this Agreement contained in Sections 2.02, 2.03, 2.04, 2.09, 4.02, 4.04 and 4.06 and no such amendment or waiver shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and shall be consented to in writing by the Administrative Agent under the Credit Agreement, and the same shall be effective only in the specific instance and for the specific purpose for which given.

4.03 Binding Effect. This Agreement shall be binding upon Zoompart and the Borrower and shall [ILLEGIBLE] to the benefit of the Lender.

4.04. Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and permitted assigns, subject to the express provisions hereof relating to successors and permitted assigns, and no other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise. Notwithstanding the generality of the foregoing, the Administrative Agent, on behalf of the lenders party to the Credit Agreement, shall be entitled to the benefits under Sections 2.09, 4.02, 4.06 and 4.11 of this Agreement as a third-party beneficiary.

4.05. Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

4.06. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

4.07. Fees and Expenses. All fees and expenses incurred by or on behalf of each party hereto in connection with the negotiation and execution of this Agreement and the Loan made hereunder shall be borne by such party.

4.08. Nature of Obligations. (a) Subject to the terms of this Agreement, the obligation of the Lender under this Agreement to make the Loan shall be unconditional and absolute and shall not be deferred, excused, released, discharged, or in any way affected by any right of set off, counterclaim or defense by reason of any claims against the Borrower arising under this Agreement or on any other account whatsoever.

(b) Nothing herein shall be deemed or construed to make the Lender a surety or a guarantor of the Borrower or of any other shareholder or affiliate of the Borrower or liable to meet any obligation of the Borrower or of any other shareholder or affiliate of the Borrower.

4.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

4.10. Notices. All notices, claims, demands and other communications under or relating to this Agreement shall be in writing, in the English language (or accompanied by an accurate English translation upon which the recipients shall have the right to rely for all purposes), and shall be deemed duly given when (a) personally delivered, (b) when transmitted by confirmed facsimile, or (c) upon confirmation of delivery after mailing by certified or registered mail, postage pre-paid, and in each case addressed to the appropriate party’s address as set forth below or to another address of which that party has given notice, with copies as provided below. Notice of address change shall be effective only upon receipt.

If to the Borrower:	I.I.I.-Industrial Investments Inc.
	Address:	Av. Leandro N. Alem 1067, 28th Floor
C1001AAF, Buencs Aires
Argentina
	Attention:	Fernando R. Mantilla, Secretary
	Facsimile:	+54 (11) 4018 2802

If to the Lender:	Usinas Siderurgicas de Minas Gerais S/A – USIMINAS
	Address:	Rua Professor Jose Vieira de Mendonca,
3011 – Engenho Nogueira
CEP 31310-260 – Belo Horizonte
MG, Brazil
	Attention:	Rinaldo Campos Soares, President
	Facsimile:	+55 (31) 3499 8696

If to Zoompart:	Zoompart Holding S.A.
	Address:	Av. Leandro N. Alem 1067, 28th Floor
C1001AAF, Buenos Aires
Argentina
	Attention:	Fernando R. Mantilla, Director
	Facsimile:	+54 (11) 4018 2802

or at such other address as may be designated by such party from time to time in a notice to the other parties complying as to delivery with the terms of this Section 4.10.

4.11. Submission to Jurisdiction. (a) Each party hereto hereby irrevocably consents and agrees, for the benefit of each other party hereto, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the Loan may be brought in any Federal or State court located in the Borough of Manhattan, The City of New York, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding. Each party hereto hereby waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

(b) Each party hereto hereby agrees that a final and unappealable judgment against it in any action, suit or proceeding taken in any Federal or State court in the Borough of Manhattan, The City of New York in accordance with paragraph (a) above shall be conclusive and may be enforced in any jurisdiction by suit on the judgment, a certified copy of which judgment shall be conclusive evidence thereof, or by any other means provided by law.

4.12. Assignments. Neither of the parties hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided that the Lender may assign any or all of its rights and obligations hereunder to an Affiliate without the other parties’ consent, provided further that in the case of any assignment or delegation by the Lender to an Affiliate thereof, no such Affiliate shall be entitled to receive any greater payment in respect of taxes and expenses that the assignor would have been entitled to receive in connection with Section 2.07.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

I.I.I.-INDUSTRIAL INVESTMENTS INC.

By	/s/ Fernando Mantilla
Name:	FERNANDO MANTILLA
Title:	ATTORNEY-IN-FACT

By	/s/ Carlos M. Franck
Name:	CARLOS M. FRANCK
Title:	ATTORNEY-IN-FACT

USINAS SIDERURGICAS DE MINAS GERAIS S/A – USIMINAS

By	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	Chief Financial Officer

By	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	Director of Special Relations

ZOOMPART HOLDING S.A.

By	/s/ Carlos M. Franck
Name:	CARLOS M. FRANCK
Title:	ATTORNEY-IN-FACT

By	/s/ Fernando Mantilla
Name:	FERNANDO MANTILLA
Title:	DIRECTOR

APPENDIX A

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement (including the Exhibits hereto) shall have the meanings assigned to them in this Appendix (such meanings to be equally applicable to both the singular and the plural form of the terms defined):

“Acquisition Agreement” shall have the meaning set forth in Recital (A) of the Convertible and Subordinated Loan Agreement.

“Administrative Agent” has the meaning specified for such term in the Credit Agreement.

“Affiliate” shall mean, as to any person, any other person that, directly or indirectly, is controlled by such person. For purposes of this definition, the term “control” (including the term “controlled by”) of a person means the ownership, direct or indirect, of not less than 51% of the aggregate number of voting shares of such person.

“Amazonia, Hylsa Latin and Ylopa Equity Purchase Price” has the meaning specified for such term in the Acquisition Agreement.

“Borrower” shall have the meaning assigned in the preamble to this Agreement.

“Borrower Shares” shall have the meaning assigned in Section 2.06(a).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, United States of America, Sao Paulo, Brazil, and London, England, and on which dealings in Dollars are carried on in the London interbank market.

“Companies” shall have the meaning set forth in Section 3.01.

“Conversion Price” shall mean the price per Borrower Share as will be determined, based on the valuation of the Borrower, by an internationally recognized investment bank specifically engaged by the Lender for that purpose (which price per share of the Borrower may not be less than the par value per share of the Borrower).

“Convertible and Subordinated Loan Agreement” shall have the meaning set forth in Recital (A) hereto.

“Convertible Debt Instrument” means a debt instrument of the Borrower payable to the order of the Lender, in substantially the form of Schedule I hereto, which evidence the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender and which is convertible into shares of stock of the Borrower pursuant to Section 2.06.

“Credit Agreement” shall have the meaning set forth in Recital (B) of the Convertible and Subordinated Loan Agreement.

“Disbursement” shall have the meaning set forth in Recital (B) herein.

“Disbursement Date” shall have the meaning set forth in Recital (B) hereto.

“Excess Capital Contribution” has the meaning specified for such term in the Credit Agreement.

“Excluded Taxes” shall have the meaning assigned in Section 2.07.

“Facility” shall have the meaning set forth in Recital (B) of the Convertible and Subordinated Loan Agreement.

“Hylsamex” shall have the meaning set forth in Recital (A) of the Convertible and Subordinated Loan Agreement.

“I.I.I” shall have the meaning assigned in the preamble to this Agreement.

“Indebiedness” has the meaning specified for such term in the Credit Agreement.

“Initial Capital Contribution” shall have the meaning set forth in Recital (C) of the Convertible and Subordinated Loan Agreement.

“IPO” shall have the meaning set forth in Section 2.10.

“IPO Date” shall have the meaning set forth in Section 2.10

“IPO Price” shall have the meaning set forth in Section 2.10(a)(ii)

“IPO Settlement Date” shall have the meaning set forth in Section 2.10(a)(i)

“Interest Period” means, with respect to the Loan, the period beginning on (and including) the Disbursement Date and ending on (but excluding) the date that is ninety (90) days after the Disbursement Date and (ii) thereafter, the period beginning on (and including) the last day of the immediately preceding Interest Period and ending on (but excluding) the date that is ninety (90) days thereafter.

“Lender” shall have the meaning assigned in the preamble to this Agreement.

“LIBOR” means, for any Interest Period, the rate per annum determined by the Lender at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Lender which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates, or otherwise if no such Person has been so nominated) for a period equal to or most nearly equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Lender using the arithmetic average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum quoted by Reference Banks (as quoted to the Lender at its request) at which each Reference Banks is offering Dollar deposits for the relevant Interest Period to prime banks in the London interbank market at or about 11.00 a.m. (London time) on the date which is two Business Days prior to the commencement of the relevant Interest Period.

“Loan” shall have the meaning assigned in Section 2.01(a).

“Loan Documents” has the meaning specified for such term in the Credit Agreement.

“Maturity Date” shall have the meaning assigned in Section 2.02.

“Mexican Offer” shall have the meaning set forth in Recital (A) of the Convertible and Subordinated Loan Agreement.

“Offer Price”, as of any date, means the “Offer Price”, as defined in the Acquisition Agreement, as of such date.

“Reference Banks” means the principle London offices of four major banks in the London interbank market, as reasonably selected by the Lender.

“Senior Lenders” shall have the meaning assigned in Section 2.09(a).

“Senior Obligations” shall have the meaning assigned in Section 2.09(a).

“Subordinated Obligations” shall have the meaning assigned in Section 2.09(a).

“Taxes” shall have the meaning assigned in Section 2.07.

“U.S. Dollars”, “US $”, “Dollars” and “$” means the lawful currency of the United States of America.

“Zoompart” shall have the meaning assigned in the preamble to this Agreement.

“Zoompart Accession” shall have the meaning set forth in Section 2.10.

“Zoompart Stock” shall have the meaning set forth in Section 2.10.1(a)

“Zoompart Succession” shall mean the assignment by I.I.I., and the assumption by Zoompart, of all of I.I.I.’s rights and obligations under the Credit Agreement in a manner consistent with the relevant provisions of, and as provided under, the Credit Agreement.

“Zoompart Succession Date” shall mean the date on which the Zoompart Succession shall have become effective.

SCHEDULE 1

FORM OF

CONVERTIBLE DEBT INSTRUMENT

New York, New York

August 18, 2005

US$ 14,103,232.40

For value received, I.I.I-INDUSTRIAL INVESTMENTS INC., a British Virgin Islands company (the “Borrower”), hereby promises to pay to the order of Usinas Siderurgicas de Minas Gerais S/A – USIMINAS, a Brazilian company (the “Lender”), the principal amount of US$ 14,103,232.40 (fourteen million one hundred three thousand two hundred and thirty two U.S. Dollars with forty cents), pursuant to the terms of the Convertible and Subordinated Loan Agreement referred to below, on the date and in the amount specified in the Convertible and Subordinated Loan Agreement. The Borrower promises to pay interest on the outstanding principal amount of the Loan on the date and at the rate provided for in the Convertible and Subordinated Loan Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds to the account of [    ] at [Bank], account number [    ].

All repayments or prepayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to the Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of the Lender to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Convertible and Subordinated Loan Agreement.

This instrument is the Convertible Debt Instrument referred to in, and is entitled to the benefit of, the Second Convertible and Subordinated Loan Agreement dated as of August 16, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Convertible and Subordinated Loan Agreement”) among the Borrower, the Lender and Zoompart. Terms defined in the Second Convertible and Subordinated Loan Agreement are used herein with the same meanings unless otherwise defined herein. References is made to the Second Convertible and Subordinated Loan Agreement for all other provisions of the Loan relating hereto including without limitation, the conversion of the principal amount hereof and/or interest accrued thereon into Borrower Shares and the Zoompart Accession.

The undersigned promises to pay all costs of collection, including reasonable and documented legal fees, incurred in the collection of this Convertible Debt Instrument.

This Convertible Debt Instrument shall be governed by, and construed in accordance with, the law of the State of New York. Any suit, action, or proceeding with respect to this Convertible Debt Instrument may be brought in the Supreme Court of the State of New York, County of New York.

IN WITNESS WHEREOF, the Borrower has caused this Convertible Debt Instrument to be duly executed and delivered as of the date first written above.

I.I.I.-INDUSTRIAL INVESTMENTS INC.

By:
Name:
Title:

By:
Name:
Title:

PAYMENTS OF PRINCIPAL

Date	Amount of Principal Repaid	Notation Made By

New York, New York

August 18, 2005

US$ 14,103,232.40

For value received, I.I.I.-INDUSTRIAL INVESTMENTS INC., a British Virgin Islands company (the “Borrower”), hereby promises to pay to the order of Usinas Siderurgicas de Minas Gerais S/A – USIMINAS, a Brazilian company (the “Lender”), the principal amount of US$14,103,232.40 (fourteen million one hundred three thousand two hundred and thirty two U.S. Dollars with forty cents), pursuant to the terms of the Convertible and Subordinated Loan Agreement referred to below, on the date and in the amount specified in the Convertible and Subordinated Loan Agreement. The Borrower promises to pay interest on the outstanding principal amount of the Loan on the date and at the rate provided for in the Convertible and Subordinated Loan Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds to the account of BANCO CITIBANK S/A - São Paulo branch at Citibank N.A., New York, account number 36125649, for the benefit of the Lender.

All repayments or prepayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to the Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Convertible and Subordinated Loan Agreement.

This instrument is the Convertible Debt Instrument referred to in, and is entitled to the benefit of, the Second Convertible and Subordinated Loan Agreement dated as of August 16, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Convertible and Subordinated Loan Agreement”) among the Borrower, the Lender and Zoompart. Terms defined in the Second Convertible and Subordinated Loan Agreement are used herein with the same meanings unless otherwise defined herein. Reference is made to the Second Convertible and Subordinated Loan Agreement for all other provisions of the Loan relating hereto including without limitation, the conversion of the principal amount hereof and/or interest accrued thereon into Borrower Shares and the Zoompart Accession.

The undersigned promises to pay all costs of collection, including reasonable and documented legal fees, incurred in the collection of this Convertible Debt Instrument.

This Convertible Debt Instrument shall be governed by, and construed in accordance with, the law of the State of New York. Any suit, action, or proceeding with respect to this Convertible Debt Instrument may be brought in the Supreme Court of the State of New York, County of New York.

IN WITNESS WHEREOF, the Borrower has caused this Convertible Debt Instrument to be duly executed and delivered as of the date first written above.

I.I.I.-INDUSTRIAL INVESTMENTS INC.

By:	/s/ Fernando Mantilla
Name:	FERNANDO MANTILLA
Title:	ATTORNEY-IN-FACT

By:	/s/ Pablo D. Brizzio
Name:	PABLO D. BRIZZIO
Title:	ATTORNEY-IN-FACT

PAYMENTS OF PRINCIPAL

Date	Amount of Principal Repaid	Notation Made By